EXHIBIT 10.2

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into effective as of the last date written below (the “Effective Date”), by and between Timothy C. Huffmyer (the “Executive”) and Urgent.ly, Inc. (the “Company”). This Agreement amends, restates, and supersedes in its entirety the Employment Agreement between the Company and Executive entered into February 9, 2023 (the “Prior Agreement”).

The Company desires to continue to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and Executive wishes to continue to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
Employment by the Company.
1.1
At-Will Employment. Executive shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.4 below) or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any salary following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.
1.2
Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such continued employment.
1.3
Duties. Executive will continue to report to the Chief Executive Officer or the Interim Chief Executive Officer (as applicable, the “CEO”), performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the CEO or the CEO’s designee. During the term of Executive’s employment with the Company, Executive will continue to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of Executive’s residence in the Pittsburgh, Pennsylvania area. In addition, Executive shall travel to the Company’s offices and make business trips to such places as may be necessary or advisable for the efficient operations of the Company.
1.4
Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will continue to be eligible to participate on the same basis as similarly-situated executives in the Company’s benefit plans and the Company’s policies regarding paid time off, each as in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s personnel policies and procedures, the terms of this Agreement shall control.
2.
Compensation.
2.1
Salary. Executive shall continue to receive for Executive’s services to be rendered under this Agreement an annualized base salary of $400,000, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).
2.2
Bonus. Executive will be eligible to be awarded a discretionary cash bonus based upon individual and Company performance, contemplated to be up to 50% of Executive’s then-current Base Salary, subject to applicable deductions and withholdings, on the same basis as similarly-situated executives of the Company in accordance with and subject to the terms and conditions of an incentive compensation plan, to the extent and at such time that such incentive compensation plan is established by the Board of Directors of the Company (the “Board”) in its discretion.
2.3
Equity. Executive was previously granted Company equity awards. For the avoidance of doubt, except as explicitly stated herein, this Agreement does not address or affect the treatment of such equity awards, which continue to be governed by the terms of the equity plan under which they were granted and relevant award agreements. Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.
2.4
Expense Reimbursement. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.
Confidential Information, Inventions, Non-Competition and Non-Solicitation Obligations. As a condition of continued employment, Executive agrees to continue to abide by the Employee Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) previously signed by Executive, which may be amended by the parties from time to time without regard to this Agreement. The Confidential

Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement and will supersede, prospectively only, any agreement that Executive previously signed relating to the same subject matter.
4.
Outside Activities During Employment. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved in writing by the Company. This restriction shall not, however, preclude Executive (i) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (ii) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
5.
No Conflict with Existing Obligations. Executive represents that Executive’s performance of all of the terms of this Agreement and continued service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.
Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
6.1
Involuntary Termination not in connection with a Change in Control.
(a)
The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as defined below) and Executive shall have the right to resign with Good Reason (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.6 below is not an Involuntary Termination for purposes of receiving the Severance Benefits described in (and as defined in) this Section 6.1 or the CIC Severance Benefits described in (and as defined in) Section 6.2.
(b)
If Executive is subject to an Involuntary Termination at any time except during the Change in Control Measurement Period (as defined in Section 6.2 below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations

(as defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c) below, the Company will provide Executive with the following “Severance Benefits:”
(i)
The Company will pay Executive an amount equal to (x) Executive’s then current Base Salary for twelve (12) months plus (y) Executive’s target bonus assuming target performance, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly-scheduled payroll date following the Release Effective Date (as defined below), with the remaining installments occurring on the Company’s regularly-scheduled payroll dates thereafter.
(ii)
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) six (6) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.
(c)
Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. If Executive is eligible to receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement, Executive will only receive such Severance Benefits if: (i) within the time period provided in the separation agreement (which shall be no longer than sixty (60) days following the date of Executive’s Separation from Service), Executive has signed and delivered to the Company a separation agreement that includes, among other terms, an effective general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or in part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, or any Affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the

Release, including, without limitation, any non-disparagement, confidentiality and cooperation provisions contained in the Release.
(d)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(e)
The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(f)
Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control (as defined in Section 6.2 below) would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
6.2
Involuntary Termination in connection with a Change in Control.
(a)
If Executive is subject to an Involuntary Termination within three months prior to or twelve (12) months following the effective date of a Change in Control (as defined below) of the Company (such period, the “Change in Control Measurement Period”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with the requirements of Section 6.1(c) above, including, but not limited to, the Release requirement, then Executive will be eligible for the following “CIC Severance Benefits:”
(i)
The Company will provide Executive with the Severance Benefits, as defined in and provided according to the terms of Section 6.1, provided that the cash severance described in Section 6.1(b)(i) shall be multiplied by two (2) and paid in a lump sum.
(ii)
Effective as of Executive’s termination date, notwithstanding the terms of any equity plan or award agreement to the contrary, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date (if any) shall be accelerated in full.
(b)
The CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(c)
Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3
Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.
6.4
Definitions
(a)
“Cause” for purposes of this Agreement shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Executive; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.
(b)
“Change in Control” for the purposes of this Agreement shall have the meaning set forth in the Company’s 2023 Equity Incentive Plan, or any successor equity incentive plan.
(c)
“Good Reason” for the purposes of this Agreement shall mean the termination of Executive’s employment by Executive in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction, provided that, for the avoidance of doubt, if immediately prior to any change of employment terms or Change in Control, Executive has the duties, authorities, and responsibilities of the Chief Financial Officer of a company whose stock trades on an established stock exchange or national market system, then any change that results in Executive no longer having those duties, authorities and responsibilities shall represent a material reduction; (ii) a material reduction in Executive’s annual total target cash compensation; provided, however, that, a reduction of annual total target cash compensation that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of Executive’s primary work facility or location by more than 50 miles from Executive’s then present location; provided, that a relocation to a location that is within 50 miles from Executive’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this Agreement. In order for the termination of Executive’s employment with the Company to be for Good Reason, Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.

(d)
“Involuntary Termination” shall mean the termination of Executive’s employment with the Company by the Company without Cause or by Executive with Good Reason.
(e)
In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.5
Resignation by Executive.
(a)
Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.
(b)
In the event Executive resigns from Executive’s employment with the Company without Good Reason, Executive will not receive the Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.6
Termination by Virtue of Death or Disability of Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives all Accrued Obligations.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.7
Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this Section 6.7 and (ii) commence paying the balance of the severance in accordance with the applicable payment schedule set forth in Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6.7.
6.8
Notice; Effective Date of Termination.
(a)
Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)
immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.4(a)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;
(ii)
immediately upon Executive’s death;
(iii)
ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date; or
(iv)
ten (10) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period.

(b)
In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.
6.9
Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
7.
General Provisions.
7.1
Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
7.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.3
Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.
7.4
Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.5
Complete Agreement. This Agreement, including the Confidential Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement, including the Confidential Information Agreement, is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into or are entering into a separate Confidential Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.6
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.7
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.8
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Executive’s estate upon Executive’s death.
7.9
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania.
7.10
Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Employee’s employment, or the termination of Employee’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in the Pittsburgh, Pennsylvania area by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to Employee upon request. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; (c) be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law; and (d) is authorized to award attorneys’ fees to the prevailing party. Subject to the previous sentence, the arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Employee’s option, Employee may voluntarily pay up to one-half the costs and fees, for which Employee shall be reimbursed by the Company. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Employee intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

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In Witness Whereof, the parties have executed this Second Amended and Restated Executive Employment Agreement on the day and year written below.

Urgent.Ly, Inc.

By: /s/ Matt Booth

Name: Matt Booth

Title: CEO

Date: January 27, 2025

Executive:

/s/ Timothy Huffmyer

Name: Timothy Huffmyer

Date: January 27, 2025